Exhibit 99.1

CONTACTS:	Dennis M. Oates	Steven V. DiTommaso	June Filingeri
	Chairman,	Vice President and	President
	President and CEO	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7661	(203) 972-0186

UNIVERSAL STAINLESS REPORTS IMPROVED SECOND QUARTER 2022 RESULTS

•	Quarter-end Backlog reaches new record of $222.7 million, up 10% from record Q1 2022, up 125% from Q2 2021

•	Q2 2022 Sales up 10% sequentially to $52.2 million; Premium alloy sales are 17% of total sales

•	Q2 2022 Gross margin rises to 9.1% of sales. Gross margin is 12.6% of sales excluding AMJP grant benefit and charges incurred from liquid metal spill

•	Q2 2022 Net loss narrows to $1.4 million, or $0.16 per diluted share; includes $0.16 of net expense from the AMJP grant benefit and liquid metal spill

•	Q2 2022 EBITDA increases to $4.3 million; Adjusted EBITDA increases to $6.4 million

BRIDGEVILLE, PA, July 27, 2022 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the second quarter of 2022 were $52.2 million, an increase of 9.7% from $47.6 million in the first quarter of 2022, and 35.5% higher than net sales of $38.5 million in the second quarter of 2021. For the first six months of 2022, sales reached $99.7 million, an increase of 32.0% from $75.5 million recorded in the same period of 2021.

Sales of premium alloys in the second quarter of 2022 totaled $8.8 million, or 16.9% of sales. That compares with $8.9 million, or 18.8% of sales, in the first quarter of 2022, and $5.9 million, or 15.3% of sales, in the second quarter of 2021. Premium alloy sales for the first six months of 2022 increased 31.6% to $17.7 million versus the first six months of 2021.

As previously reported in early April, a liquid metal spill occurred during operations at the Company’s Bridgeville Electric Arc Melting facility at the beginning of the second quarter. The spill was caused by a breakthrough at the bottom of a furnace shell. Clean up and repair caused approximately seven weeks of down time at the melt operation. While all other operations continued to function as normal, the spill disrupted productivity throughout the plant due to its impact on production flow.

Chairman, President and CEO, Dennis Oates commented, “The spill presented significant challenges in the second quarter. Our team worked diligently to successfully complete clean up and repair activities and return to production consistent with our initial estimates immediately after the spill. As a result, we were able to increase sales and expand profitability in the second quarter despite the headwinds caused by the spill.”

The Company’s gross margin for the second quarter of 2022 was $4.7 million, or 9.1% of sales, and included a $1.8 million benefit related to a grant received under the Aviation Manufacturing Jobs Protection (AMJP) Program, offset by $3.6 million in charges attributed to a previously-reported liquid metal spill in April 2022. Excluding these pre-tax amounts, the gross margin for the second quarter of 2022 was $6.5 million, or 12.6% of sales. In the first quarter of 2022, the gross margin was $4.1 million, or 8.5% of sales, including a $1.1 million AMJP grant benefit. The gross margin was $2.2 million, or 5.6% of sales, in the second quarter of 2021, and included $2.1 million of fixed cost absorption charges.

Mr. Oates continued: “Aerospace demand continued to recover in the second quarter, driving our sales growth, our improving profitability and our record backlog. Specifically, our aerospace sales were up 19% from the first quarter of 2022, up 67% from the second quarter last year, and 51% higher year-to-date than the first half of 2021. Premium alloy sales, which are mainly for aerospace applications, were in line with the 2022 first quarter, and up 49% from the second quarter of 2021 and 32% higher year-to-date.

“We have exceptional growth in our backlog, which has increased each quarter in 2021 and 2022 and has reached a new record of $222.7 million. A full 26% of that backlog consisted of premium alloys.

“Profitability continued to improve in the second quarter. Gross margin returned to double digits as a percentage of sales for the first time since 2019, totaling 12.6% excluding the impacts of the AMJP grant and the liquid metal spill. This performance was achieved despite ongoing supply chain challenges, increasing inflationary pressures and staffing challenges.

“Aerospace reached 68% of sales in the second quarter. Growing traction in aerospace demand is being driven by the ramp-up in commercial airplane build rates, positive momentum in passenger travel, strong air freight activity and a healthy defense market.

“In the balance of our end markets, our power generation and oil & gas sales increased 72% and 7%, respectively, from the first quarter of 2022. Heavy equipment remains our second largest market, although sales were 11% lower sequentially as demand continues to vary quarter-to-quarter. General industrial market sales were also lower by 45% sequentially, although they are up 20% year-to-date.”

Mr. Oates concluded: “Our main priorities this quarter were to get back on track with our profitability targets and resume operations at our Bridgeville Electric Arc Melting facility where the liquid metal spill occurred. Our Melt Shop is now fully operational and we are successfully executing our plan to grow sales and improve profitability — all of which was made possible by the hard work of our team. Because of their ongoing commitment, and despite current economic uncertainty, we expect to continue to increase our sales and profitability through the second half of the year.”

Quarterly and Year-to-Date Results of Operations

The net loss for the second quarter of 2022 was $1.4 million, or $0.16 per diluted share, compared with a net loss of $1.6 million, or $0.18 per diluted share, in the first quarter of 2022 and a net loss of $2.5 million, or $0.28 per diluted share, in the 2021 second quarter. The net impact of the liquid metal spill and AMJP grant benefit for the second quarter of 2022 is approximately $1.4 million after tax, and accounts for the entire $0.16 per diluted share loss.

The Company’s EBITDA for the second quarter of 2022 was $4.3 million while adjusted EBITDA was $6.4 million.

Managed working capital was $147.9 million at June 30, 2022 compared with $142.7 million at March 31, 2022 and $116.0 million at the end of the second quarter of 2021. The sequential increase in managed working capital from the 2022 first quarter was mainly due to increased sales and inventory values. Inventory was $149.0 million at the end of the second quarter of 2022 compared with $147.6 million at the end of the first quarter of 2022, and $120.8 million at the end of the 2021 second quarter. The increase in inventory in the most recent quarter reflects higher raw material prices and an increased mix of premium product inventory, partly offset by lower inventory levels due to the impact of the liquid metal spill on our melt activity.

Backlog (before surcharges) increased 10.3% to $222.7 million at June 30, 2022 from $201.8 million at March 31, 2022, and increased 125.1% from $98.9 million at the end of the second quarter of 2021.

The Company’s total debt at June 30, 2022 was $84.0 million, compared with $76.0 million at March 31, 2022, and $53.0 million at June 30, 2021.

Capital expenditures for the second quarter of 2022 totaled $3.0 million, compared with $2.5 million for the first quarter of 2022, and $1.8 million in the second quarter of 2021. The Company expects capital expenditures in the second half of 2022 to increase compared to the first half, as we complete projects that were delayed due to parts availability and other supply chain challenges.

Conference Call and Webcast

The Company has scheduled a conference call for today, July 27th, at 10:00 a.m. (Eastern) to discuss second quarter 2022 results. Those wishing to listen to the live conference call via telephone should click here to pre-register for the call and obtain a dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2022.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on our facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$52,156	$38,502	$99,718	$75,540
Cost of products sold	47,417	36,338	90,926	73,624

Gross margin	4,739	2,164	8,792	1,916
Selling, general and administrative expenses	5,277	5,151	10,326	10,382

Operating loss	(538)	(2,987)	(1,534)	(8,466)
Interest expense	814	436	1,467	930
Deferred financing amortization	56	56	112	112
Other (income) expense, net	(39)	7	(26)	23

Loss before income taxes	(1,369)	(3,486)	(3,087)	(9,531)
Income taxes	68	(993)	(35)	(2,509)

Net loss	$(1,437)	$(2,493)	$(3,052)	$(7,022)

Net loss per common share - Basic	$(0.16)	$(0.28)	$(0.34)	$(0.79)

Net loss per common share - Diluted	$(0.16)	$(0.28)	$(0.34)	$(0.79)

Weighted average shares of common stock outstanding:
Basic	8,960,770	8,900,460	8,953,460	8,894,669
Diluted	8,960,770	8,900,460	8,953,460	8,894,669

MARKET SEGMENT INFORMATION
	Three months ended		Six months ended
	June 30,		June 30,
Net Sales	2022	2021	2022	2021
Service centers	$36,940	$28,008	$70,193	$53,852
Original equipment manufacturers	4,182	2,785	8,886	7,580
Rerollers	6,889	5,114	11,397	8,907
Forgers	3,601	2,282	8,289	4,494
Conversion services and other	544	313	953	707

Total net sales	$52,156	$38,502	$99,718	$75,540

Tons shipped	7,316	7,268	14,145	14,316

MELT TYPE INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
Net Sales	2022	2021	2022	2021
Specialty alloys	$42,824	$32,295	$81,044	$61,386
Premium alloys *	8,788	5,894	17,721	13,447
Conversion services and other sales	544	313	953	707

Total net sales	$52,156	$38,502	$99,718	$75,540

END MARKET INFORMATION **

	Three months ended		Six months ended
	June 30,		June 30,
Net Sales	2022	2021	2022	2021
Aerospace	$35,673	$21,318	$65,775	$43,545
Power generation	2,224	1,407	3,521	2,606
Oil & gas	4,667	3,938	9,019	7,004
Heavy equipment	7,205	9,273	15,279	17,353
General industrial, conversion services and other	2,387	2,566	6,124	5,032

Total net sales	$52,156	$38,502	$99,718	$75,540

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
Assets
Cash	$315	$118
Accounts receivable, net	30,137	21,192
Inventory, net	148,977	140,684
Other current assets	8,931	8,567

Total current assets	188,360	170,561
Property, plant and equipment, net	158,665	159,162
Other long-term assets	873	909

Total assets	$347,898	$330,632

Liabilities and Stockholders’ Equity
Accounts payable	$30,156	$24,000
Accrued employment costs	2,652	4,303
Current portion of long-term debt	2,360	2,392
Other current liabilities	1,087	943

Total current liabilities	36,255	31,638
Long-term debt, net	81,623	66,852
Deferred income taxes	2,492	2,461
Other long-term liabilities, net	3,246	3,360

Total liabilities	123,616	104,311
Stockholders’ equity	224,282	226,321

Total liabilities and stockholders’ equity	$347,898	$330,632

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Six months ended
	June 30,
	2022	2021
Operating activities:
Net loss	$(3,052)	$(7,022)
Adjustments for non-cash items:
Depreciation and amortization	9,694	9,639
Deferred income tax	(52)	(2,510)
Share-based compensation expense	695	581
Changes in assets and liabilities:
Accounts receivable, net	(8,945)	(3,210)
Inventory, net	(9,054)	(10,288)
Accounts payable	3,450	12,327
Accrued employment costs	(1,651)	2,716
Income taxes	33	3
Other	(128)	(533)

Net cash (used in) provided by operating activities	(9,010)	1,703
Investing activity:
Capital expenditures	(5,482)	(4,483)

Net cash used in investing activity	(5,482)	(4,483)
Financing activities:
Borrowings under revolving credit facility	64,647	56,008
Payments on revolving credit facility	(48,810)	(45,887)
Proceeds from term loan facility	—	8,571
Payments on term loan facility, finance leases, and notes	(1,210)	(15,497)
Issuance of common stock under share-based plans	62	118
Payments of financing costs	—	(539)

Net cash provided by financing activities	14,689	2,774

Net increase (decrease) in cash	197	(6)
Cash at beginning of period	118	164

Cash at end of period	$315	$158

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net loss	$(1,437)	$(2,493)	$(3,052)	$(7,022)
Interest expense	814	436	1,467	930
Income taxes	68	(993)	(35)	(2,509)
Depreciation and amortization	4,823	4,805	9,694	9,639

EBITDA	4,268	1,755	8,074	1,038
Share-based compensation expense	286	272	695	581
Fixed cost absorption direct charge	1,300	2,096	1,300	4,653
Spill costs in addition to absorption charge	2,270	—	2,270	—
AMJP benefit	(1,761)	—	(2,818)	—

Adjusted EBITDA	$6,363	$4,123	$9,521	$6,272